Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: January 16, 2018

MAXIMUS Appoints Bruce L. Caswell as Chief Executive Officer, Effective April 1, 2018,
Following the Planned Retirement of Richard A. Montoni as CEO

(RESTON, VA. - January 16, 2018) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, announced today that Richard A. Montoni will retire from his role as Chief Executive Officer effective April 1, 2018. The Board of Directors has unanimously selected President Bruce L. Caswell to succeed Mr. Montoni as CEO.

Since joining MAXIMUS in 2004, Mr. Caswell has held several senior leadership roles overseeing all segments of the Company’s business. Mr. Caswell’s vision and operational leadership facilitated the growth of the Health Services Segment, the Company’s largest book of business. Under Mr. Caswell’s leadership, the Health Services Segment grew more than 300% over the last ten years, and he led the Company’s strategy in helping governments navigate major health policy reform efforts and implement solutions to meet changing requirements. Mr. Caswell expanded the Company’s core capabilities to include a growing level of clinical expertise within the assessments and appeals portfolio. He spearheaded the enhancement of the Company’s technology, automation, operational analytics and digital solutions, which resulted in more streamlined operations and greater operating leverage through standardized shared services.

Peter B. Pond, Chairman of the MAXIMUS Board of Directors, commented, “We are pleased to promote Bruce to the role of Chief Executive Officer and we expect a seamless transition as he begins this new position. Bruce is a seasoned operator, well known to the investment community, and a well-respected thought leader in the implementation of public policy reform efforts and the delivery of complex solutions to improve government programs. We are confident that Bruce will draw from his exemplary record of accomplishment to lead MAXIMUS in providing high-quality services to governments and delivering long-term shareholder value.”

Mr. Montoni, who will remain at the Company as Senior Advisor to the CEO, commented, “Bruce is the right choice to succeed as CEO of MAXIMUS. He possesses the business and leadership skills, broad industry experience and deep expertise to help guide MAXIMUS in the future. Having worked with Bruce for more than a decade, I look forward to supporting him in facilitating the ongoing development and long-term mission of MAXIMUS. Succession planning has always been a key component of our long-term strategy, and I thank the Board for their steadfast support and commitment during my tenure as CEO.”

The MAXIMUS Board of Directors has nominated Mr. Caswell to stand for election as a director and has nominated Mr. Montoni to stand for re-election as a director at the Company’s Annual Meeting of Shareholders on March 14, 2018. Upon re-election, Mr. Montoni will also serve as Vice Chairman.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

The Board of Directors offers its sincere appreciation to Mr. Montoni for his vision to transform MAXIMUS to a highly focused, preeminent partner to governments around the globe. Since assuming the role of CEO in 2006, Mr. Montoni created and led the Company’s strategic platform to drive growth, taking MAXIMUS from just under $600 million in annual revenue to more than $2.4 billion in fiscal 2017. During his tenure, MAXIMUS capitalized on new legislation, expanded into new adjacencies, shed non-core businesses, and entered new geographies. “The Board thanks Rich for these invaluable contributions and his efforts in generating long-term shareholder value,” commented Mr. Pond.

In addition, MAXIMUS announced the retirement of Wellington E. Webb as a director of the Company. Mr. Webb served as a director for 15 years, and the MAXIMUS Board of Directors wishes to express its gratitude for his dedicated service.

Mr. Pond concluded, “Lastly, the Board would like to thank Wellington for his insights and dedicated service to MAXIMUS. We wish him well in his future endeavors.”

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 20,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

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1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM